Exhibit 99.1
News Release

COMMERCIAL METALS COMPANY ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, Texas - January 7, 2021 - On January 7, 2021, the board of directors of Commercial Metals Company (NYSE: CMC) (“CMC”) declared a regular quarterly cash dividend of $0.12 per share of CMC common stock. The dividend is payable to stockholders of record as of the close of business on January 21, 2021. The dividend will be paid on February 4, 2021. This cash dividend reflects CMC’s 225th consecutive quarterly dividend.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, related materials and services through a network including seven electric arc furnace ("EAF") mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Contact:
Susan Gerber
214.689.4300